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                                                                    EXHIBIT 99.2

                      EXPENSES AND LIABILITIES AGREEMENT

          THIS EXPENSES AND LIABILITIES AGREEMENT ("Agreement") dated as of May 12, 1994, between Capital Holding Corporation, a Delaware corporation ("CHC"), and Capital Holding LLC, a limited life company organized under the laws of the Turks & Caicos Islands ("Capital").

          WHEREAS, Capital intends to issue and sell up to 4,000,000 shares of its 8 7/8% Cumulative Monthly Income Preferred Shares (the "Preferred Shares") with a liquidation preference of $25 per share (the "Liquidation Preference");

          WHEREAS, CHC will directly or indirectly own all the common shares of Capital (the "Common Shares");

          WHEREAS, Capital will loan the proceeds from the issuance and sale of the Preferred Shares and Common Shares to CHC.

          NOW THEREFORE, in consideration of the fact that CHC will directly or indirectly own all of the Common Shares, CHC and Capital hereby agree as follows:


                                   ARTICLE I
                                   ---------

          Section 1.01. Guarantee by CHC. Subject to the terms and conditions hereof, CHC hereby irrevocably and unconditionally guarantees to each person or entity to whom Capital is now or hereafter becomes indebted or liable (other than obligations to holders of the Preferred Shares; such obligations being separately guaranteed to the extent set forth in the Payment and Guarantee Agreement between CHC and Capital dated the date hereof) (the "Beneficiaries"), the full payment, when and as due, regardless of any defense, right of set-off or counterclaim which Capital may have or assert, of any and all indebtedness and liabilities of Capital to such Beneficiaries (collectively, the "Obligations"). This Agreement is intended to be for the benefit of, and to be enforceable by, all such Beneficiaries, whether or not such Beneficiaries have received notice hereof.

          Section 1.02. Term of Agreement. This Agreement will remain in effect until such time as all of the Preferred Shares issued by Capital shall have been redeemed in accordance with their terms or shall have been purchased
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and cancelled by Capital or CHC; provided, however, that at any time after the
Preferred Shares shall have been so redeemed or purchased and cancelled, CHC may cancel this Agreement upon 30 days' notice in writing to Capital. Except as provided in the preceding sentence, this Agreement is continuing, irrevocable, unconditional and absolute.

          Section 1.03. Waiver of Notice. CHC hereby waives notice of acceptance of this Agreement and of any obligation to which it applies or may apply, and CHC hereby waives presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

          Section 1.04. Releases, Waivers, Etc. The obligations, covenants, agreements and duties of CHC under this Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

          (a) the release or waiver, by operation of law or otherwise, of the performance or observance by Capital of any express or implied agreement, covenant, term or condition relating to the Obligations to be performed or observed by Capital;

          (b) the extension of time for the payment by Capital of all or any portion of the Obligations or for the performance of any other obligation under, arising out of, or in connection with, the Obligations;

          (c) any failure, omission, delay or lack of diligence on the part of the Beneficiaries to enforce, assert or exercise any right, privilege, power or remedy conferred on the Beneficiaries with respect to the Obligations or any action on the part of Capital granting indulgence or extension of any kind;

          (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, Capital or any of the assets of Capital; or



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          (e)  the settlement or compromise of any Obligation guaranteed hereby or any obligation hereby incurred.

There shall be no obligation of the Beneficiaries to give notice to, or obtain the consent of, CHC with respect to the happening of any of the foregoing.

          Section 1.05. Enforcement. A Beneficiary may enforce this Agreement directly against CHC, and CHC waives any right or remedy to require that any action be brought against Capital or any other person or entity before proceeding against CHC.


                                  ARTICLE II
                                  ----------

          Section 2.01. Binding Effect. All guarantees and agreements contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of CHC and shall inure to the benefit of the Beneficiaries.

          Section 2.02. Amendment. So long as there remains any Preferred Shares outstanding, this Agreement shall not be modified or amended in any manner adverse to the holders of the Preferred Shares.

          Section 2.03. Notices. Any notice, request or other communication required or permitted to be given hereunder to CHC shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail) or telex, addressed to CHC, as follows (and if so given, shall be deemed given when mailed or upon receipt of an answer-back, if sent by telex), to it:

          If to Capital, to:

               Capital Holding LLC
                 c/o Capital Holding Corporation, as Manager
               Capital Holding Center
               400 West Market Street
               Louisville, Kentucky 40202
               Facsimile: (502) 560-2746
               Attention: Treasurer



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          If to CHC, to:

               Capital Holding Corporation
               Capital Holding Center
               400 West Market Street
               Louisville, Kentucky 40202
               Facsimile: (502) 560-2746
               Attention: Treasurer

          Section 2.04. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          THIS EXPENSES and LIABILITIES AGREEMENT is executed as of the day and year first above written.

                                        CAPITAL HOLDING CORPORATION


                                        By:  /s/ Gregory P. Givan
                                             -----------------------
                                             Name: Gregory P. Givan
                                             Title: Second Vice President -
                                                     Corporate Finance



                                        CAPITAL HOLDING LLC



                                        By:  Capital Holding Corporation,
                                                  as Manager


                                        By:  /s/ R. Michael Slaven
                                             ------------------------
                                             Name: R. Michael Slaven
                                             Title: Secretary and Assistant
                                                     General Counsel



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